ULTRA PAC, INC.

                     EXCERPT FROM BOARD OF DIRECTORS MINUTES

                                DECEMBER 16, 1996


WHEREAS, the Company desires to reward its employees in exchange for exemplary services to the Company;

NOW, THEREFORE, IT IS HEREBY

RESOLVED that the President and Secretary are authorized and directed to issue to each of the persons employed by the Company as of the close of business on December 13, 1996, as set forth more fully on Exhibit A hereto, fifty (50) shares of the Company's common stock in recognition of their services to the Company.

RESOLVED FURTHER, that the Company is hereby authorized to file a Registration Statement on Form S-8 with the Securities and Exchange Commission in such form and containing such information as determined by the officers of the Company, including any amendments thereto as may be necessary.

                                   Exhibit 4.1